As filed with the Securities and Exchange Commission on November 17, 2003

Registration No. 333-108521

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment
No. 2 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HYPERCOM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3674	86-0828608

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(IRS Employer I.D. Number)

2851 West Kathleen Road
Phoenix, Arizona 85053
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Douglas J. Reich, Esq.
Vice President, General Counsel
and Corporate Secretary
Hypercom Corporation
2851 West Kathleen Road
Phoenix, Arizona 85053
(602) 504-5000

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies To:

Steven D. Pidgeon, Esq.
Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street, 10th Floor
Phoenix, Arizona 85004-2202

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2003

PROSPECTUS

HYPERCOM CORPORATION

Common Stock

7,000,000 Shares

     We are registering 7,000,000 shares of our common stock for resale by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders” beginning on page 13 or their transferees.

     The selling stockholders or their transferees may from time to time sell some or all of the shares covered by this prospectus or interests therein through ordinary brokerage transactions, through public and privately negotiated transactions, directly to market makers of our common stock, or through any other means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 15 at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     We will not receive any of the proceeds from the sale of the shares. We are paying the costs of registering the shares for resale by the selling stockholders.

     Our common stock is listed on the New York Stock Exchange under the symbol “HYC.” The closing sale price of our common stock, as reported on the New York Stock Exchange on November 13, 2003, was $5.26 per share.

     Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors included in the section entitled “Risk Factors” beginning on page 3. You should be prepared to accept any and all of the risks associated with purchasing the shares, including a loss of your entire investment.

     Neither the Securities and Exchange Commission nor any state securities commission has approved the sale of the common stock or determined that the information in this prospectus is accurate or complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is              .

THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Signatures
Exhibit 23.1

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The common stock is not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of this prospectus or such prospectus supplement.

THE COMPANY

     We are a leading global provider of electronic payment solutions that add value at the point-of-sale (POS) for consumers, merchants and acquirers, such as banks and processing companies. Our products include secure card payment terminals and peripheral devices, specialized networking equipment, software applications for e-commerce, mobile commerce, smart cards and traditional credit, charge and debit card transactions, and related support and services. Increasingly, our more advanced terminals are being deployed in support of non-payment applications and new markets, including government, education and healthcare.

     Our principal executive offices are located at 2851 West Kathleen Road, Phoenix, Arizona, 85053 and our telephone number is (602) 504-5000. Our website is located at www.hypercom.com. The information on our website is neither incorporated by reference into, nor a part of, this prospectus.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider the following risk factors carefully before deciding to purchase shares of our common stock.

Risks Related To Our Business

We have incurred significant losses in the past. If we are unable to improve our financial performance in line with investor expectations, the price of our common stock will suffer and our access to future capital may be impaired.

     We incurred losses of $61.1 and $19.9 million for the years ended December 31, 2002 and 2001, respectively. Although we have undertaken aggressive efforts to improve profitability, increase our free cash flow and strengthen our balance sheet, it is possible that the steps we have taken will not be successful or of sufficient impact for us to achieve an acceptable level of profitability. If we fail to do so, the price of our common stock will suffer.

We expect our results of operations to vary from quarter to quarter and, as a result, we may not meet the expectations of our investors and stock analysts, which could cause the price of our common stock to fluctuate or decline.

Our revenues and results of operations have fluctuated significantly in the past and are likely to fluctuate significantly in the future. Accordingly, we believe that period-to-period comparisons of our results of operations may be misleading. You should not rely upon the results of one quarter as an indication of future performance. Our revenue and operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations could cause the market price of our common stock to decline.

Our quarterly revenue and operating results may vary depending on a number of factors, including:

•	variations in product mix, timing and size of fulfilled orders;

•	customer deferral of purchases in anticipation of future product or service enhancements;

•	accomplishment of certain performance parameters embedded in our service level agreements;

•	the market’s demand for new product offerings;

•	delays in the delivery of our products and services;

•	product returns;

•	incremental costs incurred as a result of product quality and/or performance issues;

•	write-off of doubtful accounts receivables;

•	inventory obsolescence;

•	manufacturing or production difficulties;

•	restructuring activities;

•	foreign currency exchange rate fluctuations;

•	variations in income tax as a function of income recognition by tax jurisdiction;

•	availability and cost of financing; and

•	industry and economic conditions, including competition, industry standards, product certification requirements, trade restrictions and other regulations.

The loss of one or more of our key customers could significantly reduce our revenues and profits.

We have derived, and believe that we may continue to derive, a significant portion of our revenues from a limited number of large customers. For the fiscal year ended December 31, 2002, our two largest customers accounted for 19.5% of our net revenue and our five largest customers accounted for 32.8% of our net revenue. As of December 31, 2002, three customers represented 58%, or $45.0 million, of our total backlog of $77.4 million. Our customers may buy less of our products or services depending on their own technological developments, end-user demand for our products and internal budget cycles. A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance.

Our products may contain defects that may be difficult or even impossible to correct. Product defects could result in sales delays, lost sales, delays in our collection of receivables and claims against us.

We offer technically complex products which, when first introduced or released in new versions, may contain software or hardware defects that are difficult to detect and correct. The existence of defects and delays in correcting them could result in negative consequences, including the following:

•	delays in shipping products;

•	loss of market acceptance for our products;

•	product returns;

•	additional warranty expense; and

•	diversion of R&D resources from new product development

Even though we test all of our products, defects may continue to be identified after products are shipped. In past periods, we have experienced various issues in connection with product launches, including the need to rework these products and stabilize product designs. Correcting defects can be a time-consuming and difficult task. Software errors may take several months to correct, and hardware errors may take even longer. Such issues may result in sales delays, delays in the collection of receivables, cancellation of orders, and lost sales, which could adversely affect our results of operations, financial condition and future business.

We may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write downs and adversely affect our results of operation and financial condition.

Managing the proper inventory levels for components and finished products is challenging. In formulating our product offerings, we have focused our efforts on providing to our customers products with greater capacity and functionality, which requires us to develop and incorporate the most current technologies in our products. This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:

•	the need to maintain significant inventory of components that are in limited supply;

•	buying components in bulk for the best pricing;

•	responding to the unpredictable demand for products;

•	responding to customer requests for quick delivery schedules;

•	failure of customers to take delivery of ordered products; and

•	product returns.

If we accumulate excess or obsolete inventory, price reductions and inventory write downs may result, which could adversely affect our results of operation and financial condition.

If we are unable to adequately protect our proprietary technology, our competitors may develop products substantially similar to our products and use similar technologies, which may result in the loss of customers.

We rely on patent, copyright, trademark and trade secret laws, as well as confidentiality, licensing and other contractual arrangements, to establish and protect the proprietary aspects of our products. Our efforts may result in only limited protection, and our competitors may develop, market and sell products substantially equivalent to our products, or utilize technologies similar to those used by us. If we are unable to adequately protect our proprietary technology, these third parties will be able to compete more effectively against us, which could result in the loss of customers and adversely affect our business.

Our products and other proprietary rights may infringe on the proprietary rights of third parties, which may expose us to litigation.

Although we believe that our products do not infringe on any third party’s patents, we cannot be certain that we will not become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and there can be no assurance that we will have the necessary financial resources to defend or prosecute our rights in connection with any such litigation. Responding to, defending or bringing claims related to our intellectual property rights may require our management to redirect our human and financial resources to address these claims.

A disruption in the manufacturing capabilities of our third-party manufacturers or suppliers would negatively impact our ability to meet customer demands.

We rely on third-party manufacturers to manufacture and assemble our products. We also depend upon third-party suppliers to deliver components that are free from defects, competitive in functionality and cost, and in compliance with our specifications and delivery schedules. Since we generally do not maintain large inventories of our products or components, any termination of, or significant disruption in, our relationship with our third-party manufacturers or suppliers may prevent us from filling customer orders in a timely manner.

We have occasionally experienced, and may in the future experience, delays in delivery of products and delivery of products of inferior quality from third-party manufacturers. Although alternate manufacturers and suppliers are generally available to produce our products and product components, the number of manufacturers or suppliers of some of our products and components is limited, and qualifying a replacement manufacturer or supplier could take several months. In addition, our use of third-party manufacturers reduces our direct control over product quality, manufacturing timing, yields and costs. Disruption of the manufacture or supply of our products and components, or a third-party manufacturer’s or supplier’s failure to remain competitive in functionality, quality or price, could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis, which would have a material adverse effect on our business and financial performance.

Force Majeure events, such as terrorist attacks, other acts of violence or war, and health epidemics may affect the markets in which our common stock trades, the markets in which we operate and our profitability.

Domestic and international terrorist attacks, wars and regional conflicts may cause instability in the global financial markets, and contribute to downward pressure on securities prices of United States publicly traded companies, such as us. Future terrorist attacks or armed conflicts, and epidemics, such as SARS, could result in economic, political and other uncertainties that could adversely affect our revenues and operating results, and further depress securities prices, including the price of our common stock. Such events may disrupt the global insurance and reinsurance industries, and adversely affect our ability to obtain or renew certain insurance policies, and may result in significantly increased costs of maintaining insurance coverage. Further, we may not be able to obtain insurance coverage at historical or acceptable levels for all of our facilities. Future terrorist attacks, armed conflicts and epidemics could affect our domestic and international sales, disrupt our supply chain and impair our ability to produce and deliver our products. Such events could directly impact our physical facilities or those of our suppliers or customers, both in the United States and elsewhere. Our primary facilities include administrative, sales and R&D facilities in the United States, and manufacturing facilities in China. Acts of terrorism, wars and epidemics may make transportation of our supplies and products more difficult or cost prohibitive. Any impairment of our financial performance as a result of such events would increase the risk of non-compliance with the financial covenants under our senior secured credit facility and other lending arrangements, resulting in events of default and the possible acceleration of our indebtedness.

If we cannot manage the additional challenges presented by our international operations, our revenues and profitability may suffer.

For the year ended December 31, 2002, we derived approximately 66% of our total net revenues from sales outside of the United States, principally in Latin America and Europe. We expect that international sales will continue to account for a significant percentage of our net revenue in the foreseeable future. Accordingly, we face numerous risks associated with conducting international operations, any of which could negatively affect our results of operations and financial condition. These risks include the following:

•	changes in foreign country regulatory requirements;

•	various import/export restrictions and the availability of required import/export licenses;

•	imposition of foreign tariffs and other trade barriers;

•	political and economic instability;

•	foreign currency exchange rate fluctuations;

•	availability of qualified staff with which to manage our foreign operations;

•	extended payment terms and the ability to collect accounts receivable; and

•	the ability to repatriate cash.

Additionally, we are subject to the Foreign Corrupt Practices Act which may place us at a competitive disadvantage to foreign companies that are not subject to similar regulations.

We sell our POS products directly to end-user merchants in the United Kingdom under sales-type leases that are subject to governmental regulation and involve a risk of default that, if excessive, could result in a substantial write-off of that lease portfolio and impair our profitability.

Our subsidiary in the United Kingdom sells POS equipment directly to end-user merchants under capital lease arrangements accounted for as sales-type leases. The customer base of this leasing business is characterized by higher incidences of delinquencies and defaults and is distinctly different from the Company’s predominant customer base of large domestic and international financial institutions, electronic payment processors, independent sales organizations, distributors and resellers. We maintain an allowance for estimated uncollectible sales-type lease receivables at an amount that we believe is sufficient to provide adequate protection against losses in our sales-type lease portfolio. Our allowance is determined principally on the basis of historical loss experience and management’s assessment of the credit quality of the sales-type lease customer base. The value of this lease portfolio and the profitability of this leasing activity could be substantially impaired if our existing lease loss reserves prove inadequate or future leases we originate experience a default rate greater than that for which we established reserves at the time of inception. This business activity is also subject to governmental regulation. Our failure to comply with such regulation could adversely affect our ability to enforce the sales-type leases, which could negatively impact our results of operation and financial condition.

We are dependent on current management and key personnel. The loss of certain of these individuals could cause material harm to the operation and future prospects of our business.

Christopher Alexander, our Chairman, President and Chief Executive Officer, and John W. Smolak, our Executive Vice President and Chief Financial and Administrative Officer, are instrumental in the development, growth and operations of Hypercom. The loss of either of these key executives could have a material adverse effect on the operation and future prospects of our business.

We also believe our future success will depend largely upon our ability to attract and retain highly-skilled hardware and software engineers, managerial, and sales and marketing personnel. We compete against numerous companies, including larger, more established companies, for our personnel. We do not know if we will be successful in attracting or retaining skilled personnel. Further, the loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our financial performance.

We have in the past and may in the future make acquisitions and strategic investments, which will involve numerous risks. We may not be able to address these risks without substantial expense, delay or other operational or financial problems.

We may acquire or make substantial investments in related businesses, technologies, products or services in the future. These acquisitions or investments involve various risks, such as:

•	the inability to assimilate the technologies, operations and personnel of the acquired business;

•	the potential disruption of our existing business, including the diversion of management attention and the redeployment of additional resources;

•	the loss of key employees of an acquired business; and

•	an inability to obtain the desired strategic and financial benefits from the acquisition or investment.

Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of our equity securities, our incurring of additional debt and contingent liabilities, and amortization expenses related to other intangible assets that could adversely affect our business, operating results and financial condition.

Risks Related To The Industry

The markets in which we compete are highly competitive, maturing, and subject to price erosion.

The markets in which we operate are maturing and highly competitive. Increased competition from manufacturers or distributors of products similar to or competitive with our products, or from service providers that provide services similar to our services, could result in price reductions, extended terms, reduced margins and a loss of market share.

We expect to continue to experience significant and increasing levels of competition in the future. With respect to our POS payment system products, we compete primarily on the basis of ease-of-use, product performance, price, features, quality, the availability of application software programs, the number of third-party network host and telecommunication system certifications we have obtained for our products and application programs, rapid development, release and delivery of software products and customer support and responsiveness. Software products compete on the basis of functionality, scalability, quality and support.

•	In the POS terminal segment, our global competitors are Ingenico, a France-based company, VeriFone, Inc., a privately-held domestic company, and Lipman, an Israel-based company. In any particular market, we may also find ourselves in competition with local or regional manufacturers and distributors.

•	In the electronic cash register market, we compete with companies such as IBM, Siemens, NCR, ICL and Micros.

•	In the specialty network products niche of the marketplace, our primary competitors are Cisco, 3Com, Motorola and Suntec, all of which are U.S.-based.

We often face additional competitive factors in foreign countries, including but not limited to preferences for national vendors, difficulties in obtaining required certifications, conformity with local government policies and trade practices, and compliance with the Foreign Corrupt Practices Act. Some of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than we do. Moreover, there are limited barriers to entry that could keep our competitors from developing products or services and technology similar to ours, or from selling competing products or services in our markets.

We are subject to industry and technology changes and are dependent on development and market acceptance of new products. If we are unable to adequately respond to these changes and to market demands in a timely manner, our business will not be successful.

The industry in which we operate is characterized by rapid changes in technology and numerous new product introductions. Our success depends to a large degree upon our continued ability to offer new products and enhancements to our existing products to meet changing market requirements, including conformity with imposed standards. The introduction of new products and technologies by third parties could have an adverse effect on the sales of our existing products and technologies. We cannot be certain of our ability to successfully:

•	identify, develop, or manufacture new products and technologies in a cost effective manner;

•	market or support these new products and technologies on a timely basis;

•	eliminate defects in new products;

•	gain market acceptance for the new products and technologies; or

•	respond to technological changes, new industry standards, and announcements of new products by competitors.

Developing new products and technologies is a complex, uncertain process requiring innovation and accurate anticipation of technological and market trends. When changes to the product line are announced, we will be challenged to manage possible shortened life cycles for existing products, continue to sell existing products and prevent customers from returning existing products. Our inability to respond effectively to any of these challenges may have a material adverse effect on our business and financial success. We may suffer other business and financial losses if we are not successful in marketing new products and responding to industry changes and new product introductions or enhancements by our competitors.

We are subject to extensive industry standards and government regulations. Our failure to properly comply with these standards and regulations could adversely affect our production and sales.

Our product sales are subject to a substantial and complex array of industry driven standards and governmental regulation, both domestic and foreign, including:

•	industry standards imposed by EuroPay International, Mastercard International, VISA International, and others;

•	certification standards required for connection to some public telecommunications networks;

•	Federal Communications Commission regulations;

•	Underwriters Laboratories’ regulations; and

•	certification standards set by domestic processors.

Our failure to properly comply with these standards and regulations could result in lost product sales, significant costs associated with required remedial measures or production stoppages, any of which could have a material adverse effect on our business and financial performance.

Risks Related To Our Common Stock

Our stock price has been and may continue to be volatile.

The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new customer orders or services, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships, acquisitions or dispositions, change earnings estimates, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price is often affected. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance.

We are subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law.

We have provisions in our certificate of incorporation and bylaws which:

•	make it more difficult for a third party to acquire control of us, and discourage a third party from attempting to acquire control of us;

•	may limit the price some investors are willing to pay for our common stock;

•	enable us to issue preferred stock without a vote of our stockholders or other stockholder action;

•	provide for a classified Board of Directors and regulate nominations for the Board of Directors;

•	make it more difficult for stockholders to take certain corporate actions; and

•	may delay or prevent a change of control.

These and other provisions of our charter documents, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving a change of control of Hypercom or our management. As a result, the price of our common stock may be adversely affected.

Our stock price could be affected because a substantial number of shares of our common stock will be available for sale in the future.

As of November 11, 2003, we had 49,853,702 shares of our common stock outstanding, all of which have been listed for trading according to the rules of the New York Stock Exchange. We also had outstanding, as of November 11, 2003, options and warrants to acquire an additional 11,160,243 shares of our common stock. All of the shares underlying the outstanding options and warrants have been registered for resale. Future public sales of our common stock, or the availability of such shares for sale, including the shares subject to outstanding options and warrants, could adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We do not plan to pay any dividends on our common stock.

We do not anticipate paying any dividends on our common stock for the foreseeable future. Our credit agreements restrict our ability to pay cash dividends on our common stock.

Risks Related To Our Indebtedness

Our indebtedness and the restrictions imposed by the terms of our debt could adversely affect our financial condition and our ability to respond to changes in our business.

As a result of the terms of our senior secured credit facility:

•	our vulnerability to adverse general economic conditions and competitive pressures is heightened;

•	we are governed by restrictive covenants that require us to maintain certain financial ratios and limit our ability to, among other things, borrow additional funds, make capital expenditures, pay dividends, make investments, consummate asset sales or conduct mergers and acquisitions;

•	our flexibility in planning for, or reacting to, changes in our business and industry will be limited;

•	we are sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates;

•	we may incur significant fees and expenses if we terminate our credit facility prior to its scheduled expiration; and

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

We cannot assure you that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot assure you that additional or replacement financing will be available when required or, if available, will be on terms satisfactory to us. Further, even if we were able to obtain additional or replacement financing, we may be required to use the proceeds thereof to repay any outstanding debt.

Our loan agreement contains restrictive and financial covenants and, if we are unable to comply with these covenants, we will be in default. A default could result in the acceleration of any outstanding indebtedness, which would have an adverse effect on our business and the price of our common stock.

Our senior secured credit facility contains customary covenants that require us to maintain certain specified financial ratios and consolidated net worth and restrict our ability to make certain distributions with respect to our capital stock, prepay other debt, or undertake various other corporate activities. For example, our senior secured credit facility contains covenants that, subject to specified exceptions, prohibit us from:

•	incurring any additional indebtedness;

•	incurring or permitting to exist any additional liens on our assets;

•	engaging in a change of control transaction or other fundamental change, such as a merger, recapitalization or liquidation;

•	disposing of our assets, including equipment and inventory, outside the ordinary course of business;

•	prepaying or modifying the terms of our existing indebtedness, except in connection with a permitted refinancing;

•	redeeming or paying dividends or other distributions on our capital stock;

•	engaging in certain transactions with our affiliates;

•	failing to maintain specified levels of EBITDA and tangible net worth and ratios of senior debt and total debt to EBITDA; and

•	issuing or selling any prohibited preferred stock.

If we are unable to comply with any of these covenants, we will be in default, which could cause cross-defaults under other loans or agreements. A default, if not waived by our lenders, could result in the acceleration of any outstanding indebtedness and cause such debt to become immediately due and payable. If we were required to obtain waivers of defaults, we may incur significant fees and transaction costs. If waivers of defaults are not obtained and acceleration occurs, we will be required to repay our debt, and we may not be able to borrow sufficient additional funds to refinance this debt. Even if new financing is made available to us, it may not be available on acceptable terms.

USE OF PROCEEDS

     All net proceeds from the sale of the common shares covered by this prospectus will go to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling stockholders.

SELLING STOCKHOLDERS

     On August 18, 2003, George Wallner, a former director and affiliate of Hypercom, completed a private placement of 7,000,000 shares of our common stock to the selling stockholders named below. We agreed to register the resale of the shares of our common stock purchased in this private placement and bear the expenses incident to this registration. In connection with this agreement, we are registering for resale the shares of our common stock purchased by the selling stockholders in the private placement. The shares covered by this prospectus may be offered from time to time by the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” The term “selling stockholders” includes donees, pledges, transferees or other successors in interest selling shares of common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.

     In connection with this offering, we will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel, but the selling stockholders will pay any selling commissions and similar expenses relating to the sale of the shares. In addition, we and Mr. Wallner have agreed to indemnify the selling stockholders, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling stockholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including certain liabilities under the Securities Act.

     The table below lists the selling stockholders and information regarding the beneficial ownership of our common stock by each of the selling stockholders. The amounts of shares set forth under “Shares Beneficially Owned Before Sale Under This Prospectus” and “Shares Offered By This Prospectus” are based on information obtained from the selling stockholders. Percentages are based upon 49,822,048 shares of our common stock outstanding as of October 15, 2003. The amounts and percentages under “Shares Beneficially Owned After Sale Under This Prospectus” assume that all shares registered on behalf of the selling stockholders will be sold prior to completion of this offering, and that the selling stockholders will not acquire any additional shares of our common stock prior to the completion of this offering.

     To our knowledge, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock.

	Shares Beneficially Owned			Shares Beneficially Owned
	Before Sale Under This Prospectus			After Sale Under This Prospectus

			Shares
			Offered By
		Percentage	This		Percentage
Name of Selling Stockholder	Number	Ownership	Prospectus	Number	Ownership

Perry Partners, L.P.(1)	966,120	1.94%	463,750	502,370	1.01%
Perry Partners International, Inc.(1)	2,682,309	5.38%	1,286,250	1,396,059	2.80%
Prism Offshore Fund, Ltd.(2)	1,190,892	2.39%	595,446	595,446	1.19%
Prism Partners, L.P.(2)	1,117,066	2.24%	558,533	558,533	1.12%
Prism Partners, QP, L.P.(2)	182,042	*	91,021	91,021	*
Tetra Capital Partners, L.P.(2)	5,000	*	5,000	—	*
JANA Master Fund, Ltd.(3)	2,679,900	5.38%	1,250,000	1,429,900	2.87%
Janus Capital Management LLC(4)(5)	1,145,700	2.30%	1,000,000	145,700	*
Third Point Management Company L.L.C.(6)	1,250,000	2.51%	625,000	625,000	1.25%
033 Asset Management, LLC(7)	600,000	1.20%	500,000	100,000	*
Trusco Capital Management, Inc.(8)	808,100	1.62%	250,000	558,100	1.12%
Lagunitas Partners LP(9)	332,500	*	65,000	267,500	*
Gruber & McBaine International(9)	132,800	*	35,000	97,800	*
Jon D. Gruber & Linda W. Gruber(10)	328,800	*	25,000	303,800	*
Ascend Partners LP(11)	9,699	*	9,689	10	*
Ascend Partners Sapient LP(11)	24,249	*	24,249	—	*
Ascend Offshore Fund, Ltd.(11)	74,335	*	74,335	—	*
Ascend Managed Account, Ltd.(11)	4,152	*	4,145	7	*
Guggenheim Portfolio Company XXIII, LLC(11)	6,336	*	6,325	11	*
Shamal IAM Ltd.(11)	7,729	*	6,257	1,472	*
SLS Investors, L.P.(12)	90,000	*	45,000	45,000	*
SLS Offshore Fund, LTD(12)	160,000	*	80,000	80,000	*

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Perry Partners, L.P. and Perry Partners International, Inc. are managed by Perry Corp. Richard Perry of Perry Corp. exercises sole voting and investment power over Perry Partners, L.P. and Perry Partners International, Inc.

(2)	Prism Offshore Fund, Ltd., Prism Partners, L.P. and Prism Partners, QP, L.P. are managed by Delta Partners LLC. Chris Argyrople and Charles Jobson of Delta Partners LLC exercise voting and investment power over Prism Offshore Fund, Ltd., Prism Partners, L.P. and Prism Partners, QP, L.P. Tetra Capital Partners, L.P. is managed by Tetra Capital Management LLC, an affiliate of Delta Partners LLC. Chris Argyrople, Charles Jobson and Tim O’Toole, the managing members of Tetra Capital Management LLC, exercise voting and investment power over Tetra Capital Partners, L.P.

(3)	JANA Master Fund, Ltd. is managed by JANA Partners LLC. Barry Rosenstein and Gary Clear of JANA Partners LLC exercise voting and investment power over JANA Master Fund, Ltd.

(4)	“Shares Beneficially Owned Before Sale Under This Prospectus” for Janus Capital Management LLC includes 130,990 shares held under nominee name by Brookbend & Co and 14,710 shares held under nominee name by BBH & Co., each of which are managed by Janus Capital Management, LLC. Will Bales of Janus Capital Management LLC holds voting and dispositive power for all shares held under nominee name by Brookbend & Co and BBH & Co.

(5)	Janus Distributors LLC (“JD”) is a wholly owned subsidiary of Janus Capital Management LLC and a limited purpose broker registered primarily for the purpose of facilitating the distribution, or otherwise being involved in the sale or redemption, of shares of Janus mutual funds and of other associated investment companies (“Funds”). JD does not otherwise effect trades for investors or the Funds and the Funds can distribute shares other than through JD. JD promptly transmits all funds and delivers all securities received in connection with its activities, and does not otherwise hold funds or securities for, or owe money or securities to, investors. Janus Capital Management LLC purchased all shares covered by this prospectus in the ordinary course of business and, at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(6)	“Shares Beneficially Owned Before Sale Under This Prospectus” for Third Point Management Company L.L.C. includes 312,310 shares held of record by Third Point Partners L.P., 557,130 shares held of record by Third Point Offshore Fund Ltd., 53,870 shares held of record by Banzai Partners L.P., 73,050 shares held of record by Banzai Offshore Fund Ltd., 63,610 shares held of record by Points West International Investments Ltd. and 190,030 shares held of record by Lyxor Asset Management, each of which are managed by Third Point Management Company L.L.C. Daniel S. Loeb of Third Point Management Company L.L.C. holds voting and dispositive power for all shares held of record by Third Point Partners L.P., Third Point Offshore Fund Ltd., Banzai Partners L.P., Banzai Offshore Fund Ltd., Points West International Investments Ltd. and Lyxor Asset Management.

(7)	“Shares Beneficially Owned Before Sale Under This Prospectus” for 033 Asset Management, LLC includes 311,890 shares held of record by 033 Growth Partners I, L.P., 90,440 shares held of record by 033 Growth Partners II, L.P., 43,790 shares held of record by Oyster Pond Partners, L.P. and 153,880 shares held of record 033 Growth International Fund, LTD, each of which are managed by 033 Asset Management, LLC. Robert W. Tishman of 033 Asset

Management, LLC holds voting power and Michael T. Vigo of 033 Asset Management, LLC holds dispositive power for all shares held of record by 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P. and 033 Growth International Fund, LTD.

(8)	Trusco Capital Management, Inc. is a wholly owned subsidiary of SunTrust Banks, Inc. SunTrust Banks, Inc. also owns one or more registered broker-dealers, which are affiliates of Trusco Capital Management, Inc. Trusco Capital Management, Inc. purchased all shares covered by this prospectus on behalf of the STI Classic Small Cap Growth Fund in the ordinary course of business and, at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute such shares. Mark Garfinkel of Trusco Capital Management, Inc. exercises sole voting and investment power for the STI Classic Small Cap Growth Fund.

(9)	Lagunitas Partners LP and Gruber & McBaine International are managed by Gruber & McBaine Capital Management, LLC. Jon D. Gruber and J. Patterson McBaine of Gruber & McBaine Capital Management, LLC exercise voting and investment power over Lagunitas Partners LP and Gruber & McBaine International.

(10)	“Shares Beneficially Owned Before Sale Under This Prospectus” for Jon D. Gruber & Linda W. Gruber includes 184,800 shares which are managed by Jon D. Gruber and J. Patterson McBaine of Gruber & McBaine Capital Management, LLC. Jon D. Gruber and J. Patterson McBaine hold voting and dispositive power for all shares managed by Gruber & McBaine Capital Management, LLC. “Shares Beneficially Owned Before Sale Under This Prospectus” for Jon D. Gruber & Linda W. Gruber excludes 332,500 shares and 132,800 shares held of record, respectively, by Lagunitas Partners LP and Gruber & McBaine International.

(11)	Ascend Partners LP, Ascend Partners Sapient LP, Ascend Offshore Fund, Ltd., Ascend Managed Account, Ltd., Guggenheim Portfolio Company XXIII, LLC and Shamal IAM Ltd. are managed by Ascend Capital, LLC. Malcolm Fairbairn of Ascend Capital, LLC exercises sole voting and investment power over Ascend Partners LP, Ascend Partners Sapient LP, Ascend Offshore Fund, Ltd., Ascend Managed Account, Ltd., Guggenheim Portfolio Company XXIII, LLC and Shamal IAM Ltd.

(12)	SLS Investors, L.P. and SLS Offshore Fund, LTD are managed by SLS Management, LLC. Scott L. Swid of SLS Management, LLC exercises sole voting and investment power over SLS Investors, L.P. and SLS Offshore Fund, LTD.

PLAN OF DISTRIBUTION

     The shares of common stock covered by this prospectus may be sold from time to time directly by the selling stockholders or, alternatively, through underwriters, broker-dealers or agents who may receive discounts, concessions or commissions from the selling stockholders or the purchasers of such shares. The shares covered by this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices relating to the prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions):

•	on any national securities exchange or quotation service on which the Registered Securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

     In connection with sales of shares covered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver shares of common stock to close out such short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

     Information as to whether any underwriter that the selling stockholders may select, or any other broker-dealer, is acting as principal or agent for the selling stockholders, the compensation to be received by any underwriter that the selling stockholders may select or by any broker-dealer acting as principal or agent for the selling stockholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares covered by this prospectus may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     We have advised the selling stockholders that, during such time as they may be engaged in a distribution of the shares covered by this prospectus, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

     We will not receive any of the proceeds from the selling stockholders’ sale of their common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including documents incorporated herein by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the state of the electronic payments industry and competition within the industry; projections regarding specific demand for our products and services; the commercial feasibility of new products, services and market development initiatives; our future financial performance and financial condition; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the sufficiency of reserves for assets and obligations exposed to revaluation; our ability to successfully expand our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; our ability to sustain our current income tax structure; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.

     The words “believe,” “expect,” “intend,” “forecast,” “estimate,” “anticipate,” and “project” and similar expressions generally identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying our forward-looking statements. Statements in this prospectus, including those set forth in “Risk Factors,” as well as statements incorporated by reference herein that are included in “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2002 and our subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, each of which is incorporated by reference herein, describe factors, among others, that could contribute to or cause such differences.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Snell & Wilmer L.L.P., Phoenix, Arizona.

EXPERTS

     The consolidated financial statements of Hypercom Corporation appearing in Hypercom Corporation’s Annual Report (Form 10-K) at December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. As permitted by the SEC’s rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold in this offering, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy all or any portion of any report, document or any other information that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you on the SEC’s website (http://www.sec.gov).

     Our common stock is listed on the New York Stock Exchange and similar information can be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, 17th Floor, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

1.	Our Annual Report on Form 10-K (as amended) for the fiscal year ended December 31, 2002;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

3.	Our Current Reports on Form 8-K filed on April 25, 2003 (as amended), July 25, 2003, August 15, 2003, October 10, 2003 (as amended) and October 24, 2003;

4.	The description of our common stock contained in our registration statement on Form 8-A, filed on October 22, 1997; and

5.	All of our filings pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

     You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us at the following address or telephone number:

Hypercom Corporation
2851 West Kathleen Road
Phoenix, Arizona 85053
Attention: Corporate Secretary
(602) 504-5000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution(1)

SEC Registration Fee	$2,803
Printing Expenses	$3,000
Legal Fees and Expenses	$15,000
Accounting Fees	$10,000
Miscellaneous Expenses	$0
TOTAL	$30,803

(1)	All expenses are estimated except the SEC Registration fee.

ITEM 15. Indemnification of Directors and Officers.

     The Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, the Company’s Amended and Restated Certificate of Incorporation provides that the Company shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”) against expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the board of directors of the Company.

     The right to indemnification set forth above includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and inures to the benefit of the Indemnitee’s heirs, executors and administrators.

     The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Company unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 16. Exhibits.

     (a)  Exhibits

Exhibit No.	Title

4.1	Amended and Restated Certificate of Incorporation of Hypercom Corporation (incorporated by reference to Exhibit 3.1 to Hypercom Corporation’s Registration Statement on Form S-1 (Registration No. 333-35641))

4.2	Amended and Restated Bylaws of Hypercom Corporation (incorporated by reference to Exhibit 3.2 to Hypercom Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002)

5.1	Opinion of Snell & Wilmer L.L.P.†

23.1	Consent of Ernst & Young LLP, independent auditors*

24.1	Power of Attorney (set forth on the Signature Page to this registration statement, as filed on September 5, 2003)

†        Previously filed.
*        Filed herewith.

ITEM 17. Undertakings.

     The registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

     (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on November 17, 2003.

HYPERCOM CORPORATION

By:	/s/ John W. Smolak John W. Smolak Executive Vice President, Chief Financial and Administrative Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ * Christopher S. Alexander	President, Chief Executive Officer and Chairman of the Board of Directors	November 17, 2003

/s/ * John W. Smolak	Executive Vice President, Chief Financial and Administrative Officer	November 17, 2003

/s/ * Albert A. Irato	Director	November 17, 2003

/s/ * Jane Evans	Director	November 17, 2003

/s/ * Jock Patton	Director	November 17, 2003

/s/ * William Keiper	Director	November 17, 2003

/s/ * Norman Stout	Director	November 17, 2003

*By: /s/ Douglas J. Reich Douglas J. Reich Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Title

4.1	Amended and Restated Certificate of Incorporation of Hypercom Corporation (incorporated by reference to Exhibit 3.1 to Hypercom Corporation’s Registration Statement on Form S-1 (Registration No. 333-35641))

4.2	Amended and Restated Bylaws of Hypercom Corporation (incorporated by reference to Exhibit 3.2 to Hypercom Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002)

5.1	Opinion of Snell & Wilmer L.L.P.†

23.1	Consent of Ernst & Young LLP, independent auditors*

24.1	Power of Attorney (set forth on the Signature Page to this registration statement, as filed on September 5, 2003)

†        Previously filed.
*        Filed herewith.